Exhibit 19.2

The Kroger Co.

Policy on Securities Trading

I.	INTRODUCTION
A.	Purpose

The Kroger Co. (“Kroger”) and its subsidiaries (collectively, the “Company”) have a culture which requires, and have developed a well-earned reputation for, integrity, ethical conduct and fair dealing. The purpose of this Policy on Securities Trading (this “Policy”) is to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information.

B.	Company Securities

This Policy applies to transactions in the Company’s securities, including common shares, options to purchase common shares, or any other type of security that the Company may issue, such as debt, derivative securities that are not issued by the Company such as exchange-traded put or call options or swaps relating to the Company or securities issued by the Company (collectively referred to as “Company Securities”). Therefore, for example, it may apply to open market purchase and sales, gifts, transfer of assets into or out of Kroger shares within an associate benefit plan (such as 401(k) or a stock purchase plan), and “cashless” exercises of stock options.

As described below, this Policy under certain circumstances also could apply to the securities of certain other companies.

C.	Who is Subject to this Policy

This Policy applies to all directors and officers of Kroger and to all associates of the Company (collectively, “Company Personnel”). The use of “you” throughout this Policy speaks directly to Company Personnel.

This Policy also applies to anyone who lives in the household of Company Personnel (whether or not family members) or anyone whose transactions are subject to your influence or control (collectively referred to as “Family Members”). You are responsible for the transactions of Family Members and therefore should inform your Family Members of the need to confer with you before they trade in Company Securities.

This Policy also applies to any entities or accounts, including corporations, partnerships or trusts, that are under your influence or control, or are a beneficiary of you or your Family Members (collectively, “Controlled Entities”). Transactions by such Controlled Entities should be treated as if they were for the account of you or your Family Member for the purposes of this Policy and applicable securities laws.

D.	Individual Responsibility

You are responsible for complying with this Policy, including for determining whether you are aware of material non-public information. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violation.”

E.	Questions

Questions about this Policy or any proposed transaction should be directed to Kroger’s General Counsel or the General Counsel’s designee (and all references to the General Counsel in this Policy shall include such designee).

II.	STATEMENT OF pOLICY
A.	Policy Prohibiting Insider Trading
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No Trading on Material Non-Public Information. If you are aware of material non-public information about the Company or its securities, you may not, directly or indirectly, buy, sell, or gift Company Securities, except as otherwise specified in this Policy.

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No Tipping. If you are aware of material non-public information about the Company, you may not communicate or pass (“tip”) that information to persons within the Company whose jobs do not require them to have that information, or to persons outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” or communicates material non-public information (the “tipper”) to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.

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Other Companies. If you, in the course of working for the Company, learn of material non-public information about any other company with which the Company does business, including a competitor or supplier, or that is involved in a potential transaction or business relationship with the Company, then you may not trade in, take advantage of, or share such information about that other company’s securities until the information becomes public or is no longer material.

B.	Transactions under Company Plans

The limitations of this Policy do not apply to the following, except as specifically noted:

•	Stock Option Exercises: Exercise of an employee stock option acquired pursuant to the Company’s plans, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold common shares subject to an option to satisfy tax withholding requirements. However, this Policy does apply to (i) a cashless exercise of the option through a broker, as this entails selling a portion of the underlying shares to cover the cost of exercise, or (ii) any sale of the underlying shares.

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Restricted Stock Awards: Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold common shares to satisfy tax withholding requirements upon the vesting of any restricted stock. However, this Policy does apply to any sale of vested restricted stock.

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401(k) Plan: Purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections. However, this Policy does apply to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Kroger stock; (b) an election to make an intra-plan transfer of an existing account balance into or out of Kroger stock; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Kroger stock balance; and (d) an election to pre‑pay a plan loan if the pre-payment will result in allocation of loan proceeds to Kroger stock.

C.	Planned Trading Programs

Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense, under certain conditions, against allegations that a person traded in Company Securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”) and in accordance with Kroger’s Guidelines on Rule 10b5-1 Trading Plans as further described in Exhibit A (the “Rule 10b5-1 Guidelines”) to this Policy. If the requirements of Rule 10b5-1 and the Rule 10b5-1 Guidelines are satisfied, Company Securities may be bought, sold, or gifted without regard to certain insider trading restrictions, including the Blackout Period and pre-clearance requirements described below.

To comply with this Policy, a Rule 10b5-1 Plan must be pre-approved by the General Counsel or such person’s designee and the requirements of the Rule 10b5-1 Guidelines must be satisfied.

D.	Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not engage in transactions in Company Securities until that information has become public or is no longer material.

E.	What is Material Non-Public Information?

(1)Identifying Material Information

As a general rule, you should consider material information as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	A pending acquisition, sale, joint venture, merger or tender offer;
•	Changes to earnings, guidance or projections;
•	Significant cybersecurity incidents or privacy breaches, whether at the Company’s facilities or through its information technology infrastructure;
•	Company restructuring;
•	Significant borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•	The imposition of a ban on trading in Company Securities or the securities of another company, or the extension or termination of such ban;
•	Impending bankruptcy or the existence of severe liquidity problems;
•	Adjustments to reported earnings;
•	A significant expansion or cutback of operations;
•	Extraordinary business developments;
•	Changes in senior executive management;
•	Major lawsuits, legal settlements or regulatory matters;
•	The commencement or results of significant regulatory proceedings;
•	Significant transactions in Company Securities; and
•	Material weakness in internal controls of financial reporting.

(2)When is Information Considered Non-Public?

Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. The following are considered methods of public dissemination:

•	A Form 8-K or other document filed with, or submitted to, the U.S. Securities and Exchange Commission (“SEC”) when available on the SEC’s website;
•	A press release disseminated through newswire services; or
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A conference call (or webcast of such a call) that is open to the public at large, and has been the subject of adequate advance notice within the meaning of Regulation FD, under the Securities Exchange Act of 1934.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one business day has elapsed since the day on which the information is released. For example, if Kroger were to make issue a press release pre-market on a Thursday that included previously non-public information, it generally would not be considered publicly disseminated until Friday. Depending on the particular circumstances, Kroger may determine that a longer or shorter period should apply to the release of specific material non-public information.

(3)Confidentiality of Material Non-Public Information

In addition to the trading restrictions, Company Personnel may not use any material non-public information, or divulge that information to others, except as required by the legitimate business of the Company or otherwise permitted by rules of the SEC as determined in consultation with Kroger’s Law Department. The same policy applies to material non-public information about any other company, including our competitors and suppliers, obtained in the course of employment with the Company.

Questions about this Policy or about any specific transaction should be directed to the General Counsel or the General Counsel’s designee. In the case of any doubt regarding the applicability of this Policy, Company Personnel are urged to consult with the General Counsel or the General Counsel’s designee prior to trading. Ultimate responsibility for compliance, however, rests with the individual.

III.	Blackout Periods

All individuals who are reasonably likely to come into possession of material non-public information regarding the Company’s financial performance are prohibited from transacting in Company Securities beginning on the first day of the last accounting period of each fiscal quarter of Kroger and ending on the business day after Kroger publicly discloses its earnings for that quarter (the “Blackout Periods”). For example, if Kroger publishes its earnings press release on Thursday before the markets open, then Thursday would be covered by the Blackout Period but Friday would not.

The individuals subject to Blackout Periods include:

•	All members of Kroger’s Board of Directors;

•	All officers (as defined in Rule 16a-1(f) of the Exchange Act) of Kroger (i.e., Section 16 officers);
•	All other Company executives (i.e., those above pay level 13);
•	Those individuals who receives sales or earnings information for the entire Company in advance of its public disclosure or who have access to that information;
•	Any other individual who is notified in writing by the Company that such person is not permitted to trade during the Blackout Periods; and
•	Family Members and Controlled Entities of each of the foregoing.

Additionally, it may be necessary to implement Blackout Periods during other times. In this case, individuals will be notified by the General Counsel or such person’s designee. The Company’s implementation of additional Blackout Periods could itself be, or otherwise imply the existence of, material non-public information. Accordingly, if you are made aware of the existence of an additional Blackout Period, you should not disclose the existence of such Blackout Period to any other person.

IV.	Consequences of violation

Insider trading (and tipping) is a serious crime. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the Securities and Exchange Commission and the Department of Justice and can be detected using advanced technologies. Individuals found liable for insider trading face significant penalties, criminal fines and imprisonment.

The Company may impose disciplinary action, up to and including termination of employment, for any violation of this Policy whether or not such violation resulted in a violation of law. Needless to say, a violation of this Policy can tarnish a person’s reputation and irreparably damage a career.

V.	CERTAIN ADDITIONAL RESTRICTIONS
A.	Designated Persons

All Designated Persons are subject to Pre-Clearance restrictions described in this Section.

The following are “Designated Persons”:

•	All members of Kroger’s Board of Directors;
•	All officers (as defined in Rule 16a-1(f) of the Exchange Act) of Kroger (i.e., Section 16 officers);
•	Such other persons as may be designated from time to time by the General Counsel (designated individuals will be identified and contacted through a separate memorandum); and
•	Family Members and Controlled Entities of each of the foregoing.

B.	Pre-Clearance

All Designated Persons must obtain prior approval from the General Counsel or designee for transactions in Company Securities, as specified below. This pre-clearance also applies to gifts to charities or other persons and other transfers of Company Securities. Pre-clearance requests will not be granted during a Blackout Period.

Designated Persons seeking to pre-clear a transaction must notify the General Counsel or designee by email of the desire to effect a transaction at least one (1) business day before the date of the proposed transaction. Designated Persons should be prepared to provide the date on which the proposed transaction is expected to occur and to identify the broker-dealer or any other investment professional responsible for executing the transaction. The General Counsel or designee will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to a determination.

The General Counsel or designee is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the General Counsel or designee has not responded to a request for pre-clearance, do not trade. If approved, the transaction must occur with one business day after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, refrain from initiating any transaction in Company Securities and do not inform any other person of the restriction.

Even if approval to enter into a transaction pursuant to the pre-clearance process is obtained in writing or pre-clearance is not required for a particular transaction, Designated Persons may not transact in Company Securities if such person is aware of material non-public information about the Company or its securities.

C.	Prohibited and Special Transactions

In addition to the other restrictions and prohibitions contained in this Policy, Designated Persons may not:

•	Publicly Traded Options: Engage in Company Securities in the form of puts, calls, or other derivative securities, on an exchange or in any other organized market.
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Hedging and Pledging. Engage, directly or indirectly, in hedging or monetization transactions utilizing Company Securities or through the use of financial instruments designed for those purposes or engaging in short sale transactions in Company Securities. In addition, Designated Persons may not pledge Company Securities as collateral for a loan (including through the use of traditional margin accounts with brokers), except to the extent that common shares so pledged are in excess of the number of shares that the individual is required to maintain pursuant to Kroger’s stock ownership guidelines.

•	Standing and Limit Orders: Place standing or limit orders on Company Securities outside of a Rule 10b5-1 Plan adopted in accordance with this Policy.
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Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits directors and Section 16 officers of Kroger from engaging in short sales.

Adopted by the Board on March 9, 2023.

EXHIBIT A

Guidelines on Rule 10b5-1 Trading Plans

The following guidelines apply for any Rule 10b5-1 trading plan established (a “Trading Plan”) relating to the securities of The Kroger Co. (“Kroger”) and its subsidiaries (collectively, the “Company”).

Trading Plans, and any amendments or terminations thereof must comply with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Kroger’s Policy on Securities Trading and other Company policies. All references to a “Plan Participant” shall mean any individual that has entered into a Trading Plan. The requirements set forth in this exhibit for a new Trading Plan also apply to amendments to a Trading Plan.

1.Pre-Approval of Trading Plans, Amendments, and Terminations.

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Prior written approval of Kroger’s General Counsel or designee must be obtained prior to the adoption, amendment, or termination of a Trading Plan. Requests for approval must be made at least five (5) business days prior to adoption, amendment or termination, as the case may be, or such shorter period as the General Counsel or designee may authorize.

2.Limitations.

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No Material Non-Public Information; Blackout Periods. A Trading Plan must be adopted (and amendments may only be approved) (a) outside of a Blackout Period under Kroger’s Policy on Securities Trading and (b) when the Plan Participant does not possess material non-public information about the Company or its securities.

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Good Faith. A Trading Plan must be entered into (or amended) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the Plan Participant must act in good faith for the duration of the Trading Plan.

3.Trading Plan Requirements.

•	Duration. A Trading Plan must be at least 6 months but no longer than 18 months in duration after the effective date of such Trading Plan.
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Cooling-off Period. For directors or officers (as defined in Rule 16a-1(f) of the Exchange Act) of Kroger (i.e., Section 16 officers), a Trading Plan should only allow for trades to be executed under the Trading Plan after a minimum of 120 calendar days after adoption of the Trading Plan. For persons other than directors or officers of Kroger, a Trading Plan should only allow for trades to be executed under the Trading Plan after a minimum of 30 calendar days after the date of adoption of the Trading Plan.

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Plan Specifications; Discretion Regarding Trades. A Trading Plan must either (a) specify the amount of securities to be purchased or sold and the price at which and date on which the securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of securities to be purchased or sold. A Trading Plan should specify the timing of trading or allow the broker to exercise discretion regarding timing of trading under the Trading Plan.

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Mandatory Suspension. A Trading Plan must provide for suspension of trades under such plan, in whole or in part as appropriate, if legal, regulatory or contractual restrictions or suspensions are imposed on the Plan Participant, or if other events occur that would prohibit sales or purchases under such Trading Plan, as the case may be, such as a suspension, expiration, termination or unavailability of an applicable registration statement related to the Company, or by reason of a material transaction related to the Company’s securities.

•	Certification for Directors and Officers. Any Trading Plan for a director or officer of Kroger must include a certification with the representations required by Rule 10b5-1(c)(1)(ii)(C), as amended.
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Amendments of a Trading Plan. The prior written permission of the General Counsel or designee is required in order to amend a Trading Plan. Any amendment to a Trading Plan that modifies the amount, price, or timing of the purchase or sale of securities will constitute a termination of the Trading Plan and the adoption of a new Trading Plan. Consequently, such amended Trading Plan must comply with all requirements set forth in this Policy, including the cooling-off period described in Section 3 above.

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Termination of a Trading Plan. A Trading Plan may be terminated at any time with prior written notice to and approval of the General Counsel or designee. A Plan Participant that terminates a Trading Plan prior to its stated duration shall not trade in Company securities (including pursuant to a new Trading Plan) until the later of (i) the next period under Kroger’s Policy on Securities Trading that is not a Blackout Period or (ii) 90 calendar days following such termination; provided, however, that any transactions in Company Securities following such termination must comply with Kroger’s Policy on Securities Trading. Any new Trading Plan shall be subject to the cooling-off period described in Section 3 above.

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Trades Outside a Trading Plan. A Plan Participant shall not trade in Company securities during the term of a Trading Plan except as otherwise approved by the General Counsel or designee. For the avoidance of doubt and notwithstanding anything to the contrary in these guidelines, these restrictions shall not apply to transactions with the Company such as (i) shares withheld by or sold to the Company to satisfy tax obligations in connection with the vesting of restricted stock or (ii) option exercises; provided that open market sales of shares underlying exercised options shall be treated as a sale outside of the Trading Plan and therefore not permitted, unless made pursuant to the Trading Plan.]

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Single Trade Plans. The Plan Participant shall comply with the requirements of Rule 10b5-1(c)(1)(ii)(E), as amended, which generally provides that Plan Participants are limited to one “single-trade plan” in any consecutive 12-month period. A “single-trade plan” is generally one which is designed to effect an open-market sale (or purchase) of the total amount of the securities subject to the plan in a single transaction. A sell-to-cover transaction, which authorizes a sale by a broker of only such securities necessary to satisfy tax withholding obligations arising from the vesting of a Kroger compensatory award, is generally exempt from the limitation on single-trade plans.

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Multiple or Overlapping Trading Plans. Multiple or overlapping Trading Plans are prohibited, subject to certain exceptions. A Trading Plan providing for an eligible sell-to-cover transaction shall not be considered an outstanding or additional Trading Plan under Rule 10b5-1. Additionally, a Plan Participant may adopt a new Trading Plan to replace a Trading Plan before the scheduled termination date of such existing Trading Plan so long as the first scheduled trade under the new Trading Plan does not occur prior to the last scheduled trade(s) of the existing Trading Plan and otherwise complies with these Guidelines and conditions under Rule 10b5-1.

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Form 4 Filings. For directors and officers (as defined in Rule 16a-1(f) of the Exchange Act) of Kroger (i.e., Section 16 officers), Form 4 filings will indicate that the reported transaction(s) was made pursuant to a Trading Plan.

10.	Trading Plans for Gifts. Trading Plans for gifts of Company securities will be on such conditions as determined by the General Counsel or designee.
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Interpretation and Modification of Guidelines. The General Counsel will interpret and administer, and shall have the authority to amend in writing, these Guidelines. Under appropriate circumstances, these Guidelines may be waived or modified with the prior written approval of the General Counsel.